Exhibit 99.1

Ares Capital Corporation’s Board Approves Reduction in its Asset Coverage Requirement

ARCC Expects to Benefit from the Enhanced Operating Flexibility Provided By SBCAA

Expects Stakeholders to Benefit from Incremental Earnings Growth over Time, Including Reduced Management Fee Structure

NEW YORK — June 25, 2018 — Ares Capital Corporation (NASDAQ: ARCC) announced today that its Board of Directors, including all of the independent Directors, approved the application to the Company of the 150% minimum asset coverage ratio set forth in Section 61(a)(2) of the Investment Company Act of 1940, as amended by the Small Business Credit Availability Act (“SBCAA”). As a result, the minimum asset coverage ratio applicable to the Company will be reduced from 200% to 150% on June 21, 2019 (the effective date).

Ares Capital Corporation’s Board approved the reduction to the minimum statutory asset coverage following an extensive review of the Company’s plan with respect to increased leverage flexibility, which included conversations with and important input from lenders, rating agencies and shareholders.  Once the 150% coverage ratio becomes effective, the Company expects to use a modest amount of incremental leverage to continue to invest primarily in its current mix of investments with no fundamental change in the Company’s investment strategy. In addition, the Company intends to target a debt to equity range of 0.90x to 1.25x. Finally, as part of the plan, the Company is reducing its annual base management fee from 1.5% to 1.0% on all assets financed using leverage over 1.0x debt to equity.  As the Company implements this plan over the ensuing 12-36 months after the effective date, it intends to operate in a manner that it believes will maintain its investment grade rating while generating an incremental increase in annual core earnings per share of up to 20%, depending on leverage levels and other factors.

“We believe the added flexibility from the SBCAA will enhance our ability to manage risk and generate more attractive returns across market cycles,” said Michael Arougheti, Co-Chairman of Ares Capital Corporation and Chief Executive Officer and President of Ares Management, L.P. “We plan to operate with an increased cushion to the new regulatory threshold, which we believe significantly de-risks ARCC.  In addition, the flexibility of the SBCAA allows us to further diversify our portfolio and broadens our opportunity set.”

“Our plan is to use this incremental capacity to make investments consistent with our past investment philosophy and to pursue a similar mix of assets,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With no meaningful change to our strategy and a modest increase in leverage, we believe we can deliver higher earnings for shareholders while maintaining our conservative risk profile. In addition, we are further supporting incrementally higher returns for shareholders by providing a lower fee structure that is implemented if we exceed the prior statutory limit of 1:1 debt to equity.”

“We believe our plan to utilize a modest amount of incremental leverage will continue to result in a conservative investment grade funding profile given our strong asset coverage and track record investing in these assets,” commented Penni Roll, Chief Financial Officer of Ares Capital.

A presentation entitled “ARCC’s Plan for the Small Business Credit Availability Act” outlining the benefits of these changes can be found on the Company’s website at www.arescapitalcorp.com under “Investor Resources - Presentations and Reports.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the Ares Capital’s investments, availability of investment opportunities, Ares Capital’s ability to originate additional investments and completion of pending investments, the availability of capital, the availability and cost of financing, the ability for Ares Capital to maintain its investment grade rating, market trends and conditions in Ares Capital’s industry and the general economy, the level of lending and borrowing spreads and interest rates, commercial loan volumes and the risks described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. This press release contains information about Ares Capital’s historical performance and general information about the market. You should not view information related to the past performance of Ares Capital or information about the market, as indicative of future results, the achievement of which cannot be assured. Ares Capital undertakes no duty to update any forward-

looking statements made herein. This press release also contains information about Ares Capital’s historical performance and general information about the market. You should not view information related to the past performance of Ares Capital or information about the market, as indicative of future results, the achievement of which cannot be assured.

Contact:

Investors:

Ares Capital Corporation

Carl Drake

(888) 818-5298, cdrake@aresmgmt.com

John Stilmar

(888) 818-5298, jstilmar@aresmgmt.com

Mendel Communications

Bill Mendel

(212) 397-1030, bill@mendelcommunications.com